EXHIBIT 99.1
NEWS RELEASE
QUINTANA MARITIME LIMITED TAKES DELIVERY OF ITS SECOND KAMSARMAX NEWBUILDING
ATHENS, GREECE — August 15, 2006 — Quintana Maritime Limited (NASDAQ: QMAR) announced today that it took delivery of its second Kamsarmax bulk carrier, Iron Fuzeyya, from Metrobulk. Iron Fuzeyya has a carrying capacity of 82,209 deadweight tons (dwt) and was built on January 24, 2006 at the Japanese shipyard, Tsuneishi, a Japanese shipyard.
Iron Fuzeyya is employed under a master time charter agreement with Bunge S.A., a wholly owned subsidiary of Bunge Limited (NYSE:BG), until December 2010.
Iron Fuzeyya is the second of seventeen vessels that Quintana Maritime has agreed to acquire from Metrobulk, an unaffiliated seller. The remaining fleet to be delivered to Quintana includes three 76,000-dwt Panamaxes and twelve 83,000-dwt Kamsarmax bulkers. The anticipated delivery schedule is outlined in the fleet table below. All seventeen vessels are sister ships built at Tsuneishi. Kamsarmaxes are a Panamax sub-class that have more carrying capacity than typical Panamax designs. Once all Kamsarmax vessels are delivered, Quintana believes it will control approximately one-quarter of the actively trading Kamsarmax fleet.
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime, commented, “We are pleased to take delivery within schedule of the second of the seventeen vessels we agreed to acquire from Metrobulk. We have already enhanced our operations in terms of personnel and crewing to accommodate the delivery schedule of these new vessels. The young age of the acquired fleet is expected to have a positive impact on our fixed cost base and lower our daily operating expenses per vessel. In addition, the unique structure of the master charter agreement allows our company to share in the market’s upside thereby enhancing our revenue and profitability.”

Fleet Table as of August 15, 2006

					TC Expiration
CURRENT				Age (in	Date (minimum
FLEET	Type	DWT	Year Built	yrs)	period)
Fearless 1(A)	Panamax	73,427	5-1997	9.2	March 2008
King Coal	Panamax	72,873	1-1997	9.5	March 2008
Coal Glory (A)	Panamax	73,670	3-1995	11.3	June 2008
Coal Age (A)	Panamax	72,861	6-1997	9.1	August 2006
Iron Man (A)	Panamax	72,861	6-1997	9.1	March 2010
Barbara (B)	Panamax	73,390	2-1997	9.4	June 2007
Coal Pride	Panamax	72,600	12-1999	6.6	February 2007
Linda Leah (B)	Panamax	73,390	2-1997	9.4	June 2008
Iron Vassilis	Kamsarmax	82,257	7-2006	0.0	December 2010
Iron Fuzeyya	Kamsarmax	82,209	1-2006	0.5
Iron Beauty( C )	Capesize	165,500	7-2001	5.0	April 2010
Kirmar( C )	Capesize	165,500	10-2001	4.8	February 2007
Total Current Fleet	12 Vessels	1,080,538		7.0 years avg (D)

ADDITIONAL				Age (in
VESSELS	Type	DWT	Year Built	years)	Delivery Range
Grain Express	Panamax	76,466	4-2004	2.3	Sep 06 - Oct 06
Iron Knight	Panamax	76,429	6-2004	2.1	Sep 06 - Oct 06
Grain Harvester	Panamax	76,417	8-2004	1.9	Sep 06 - Oct 06
Pascha	Kamsarmax	82,300	*		Nov 06 - Jan 07
Iron Lindrew	Kamsarmax	82,300	*		Jan 07 - March 07
Coal Gypsy	Kamsarmax	82,300	*		Dec 06
Coal Hunter	Kamsarmax	82,300	*		Dec 06
Iron Brooke	Kamsarmax	82,300	*		March 07- May 07
Iron Manolis	Kamsarmax	82,300	*		May 07
Iron Anne	Kamsarmax	82,000	*		Sep 06
Iron Elizabeth	Kamsarmax	82,224	5-2006	0.2	Aug 06

ADDITIONAL				Age (in
VESSELS	Type	DWT	Year Built	years)	Delivery Range
Ore Hansa	Kamsarmax	82,224	3-2006	0.3	Sep 06
Santa Barbara	Kamsarmax	82,224	3-2006	0.3	Aug 06
Iron Kalypso	Kamsarmax	82,224	1-2006	0.5	Sep 06
Iron Bradyn	Kamsarmax	82,769	2-2005	1.4	Aug 06
Total Additional Vessels	15 Vessels	1,216,777
TOTAL FLEET	27 Vessels	2,297,315

*	Under Construction
(A), (B) and (C) indicate sister ships. As of June 30, 2006 Quintana has three sets of Sister Ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister ship concept further enhances our operational flexibility and efficiency.
(D) On a dwt weighted average
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 2 Kamsarmax bulker, 8 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 1,080,538 dwt and an average age of 7.0 years on a dwt weighted average. It has also entered into an agreement to acquire 15 additional vessels, including 3 Panamaxes and 12 Kamsarmax bulkers with expected delivery between August 2006 and May 2007 and with an aggregate capacity of 1,216,777 dwt. Once all acquisitions are completed Quintana will have a fleet of 27 dry bulk vessels, including 2 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,297,315 dwt and an average of 4.0 years on a dwt weighted average.
Forward Looking Statement
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com
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